Natural Health Trends Rejects False Allegations and Reiterates Commitment to Ethical Business Practices

HONG KONG – January 7, 2019 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness and “quality of life” products under the NHT Global brand, issued the following statement in response to speculations and allegations falsely purported against the Company in a segment that aired on January 5, 2019 on China Central Television (“CCTV”). The Company rejects the claims made that Natural Health Trends is operating illegally in China. The Company believes short sellers arranged with associates at CCTV to create a deceptive exposé about the Company and its products attempting to misleadingly portray the business as a pyramid scheme.

Natural Health Trends, a U.S. public company listed on the NASDAQ stock market, distributes its products in more than 40 countries and regions around the world. The Company complies with all applicable laws and regulations to protect the rights and interests of consumers, and benefits from a robust international compliance program.

“Natural Health Trends is committed to conducting business with honesty, integrity and fairness in accordance with the highest ethical standards,” commented Chris Sharng, President of Natural Health Trends Corp. “We are confident that our operations in China are in compliance with all applicable regulations. We believe these inaccurate claims were made in an effort to damage our brand, business in China, reputation and shareholder value, and we are prepared to vigorously defend our Company.”

About Natural Health Trends Corp.

Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, the Americas, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the Company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 27, 2018 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investor Contact:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

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